Exhibit 10.8

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED IN THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

CRUDE OIL STORAGE SERVICES AGREEMENT

This Crude Oil Storage Services Agreement (the “Agreement”) is entered into effective as of the 1st day of February, 2009 (the ‘Effective Date”), by and between SEMCRUDE, L.P., a Delaware limited partnership (“Operator”), and GAVILON, LLC, a Delaware limited liability company (“Customer”). Each of Operator and Customer may also be referred to individually as a “Party” or collectively as “Parties.”

1. Exclusive Storage, Handling, and Product. In accordance with the terms and conditions set forth in this Agreement, Operator agrees to make available exclusive storage capacity in the amounts set forth on Schedule A attached hereto (the “Leased Capacity”) at Operator’s storage facilities located in Cushing, Oklahoma (the “Leased Facilities”). The Leased Facilities will be used by Customer for storage of Light “Sweet” crude oil per the New York Mercantile Exchange’s Rule 200.12 of Light “Sweet” Crude Oil Futures Contract – Cushing, Oklahoma Delivery, or crude oil of other grades or specifications as may be mutually agreed to by Customer and Operator (“Product”). Customer shall make its own arrangements with third party carriers for the handling of the Product in and out of storage.

Operator warrants it has title to the Leased Facilities free of liens or encumbrances which now or hereafter will interfere with Operator’s use of the Leased Facilities. Operator further agrees in accordance with this Agreement to redeliver the Product as designated by Customer. Operator agrees that there will be no commingling of Product except for like grades. Operator represents and warrants that all payments of any kind and nature due for the Leased Facilities are current and there are no defaults of any nature regarding any obligations with respect to the Leased Facilities. Operator shall provide and furnish to Customer all labor, services, equipment, and facilities necessary or incidental to receive, handle, and store Product at the Leased Facilities in a safe and prompt manner and in compliance with all (including but not limited to environmental, safety, and health) applicable laws, rules, regulations, or ordinances now in existence or which may come into existence hereafter. Operator agrees to indemnify and hold Customer harmless from and against all fines, charges, and/or assessments resulting from Operator’s failure to comply with such laws and regulations.

2. Bankruptcy Court Approval. This Agreement is subject to the bankruptcy court approval in the case of In re SemCrude, L.P. et al., Jointly Administered Case No. 08-11525, pending before the United States Bankruptcy Court for the District of Delaware (the “Order”). This Agreement is not binding and shall be of no force or effect unless and until the Order is obtained.

3. Term of Agreement. Subject to receipt of the Order, this Agreement shall be effective as of the Effective Date. Storage services shall commence on February 1, 2009 and shall continue for ** years, with automatic three (3) month extensions unless terminated by either party within sixty (60) days prior to the conclusion of the applicable term (“Term”).

4. Payment and Billing. For and during the Term, Customer shall pay Operator, for the storage services, the following fees (the “Monthly Storage Fees”):

(a) For storage services for each of the months of February and March, 2009, Customer shall lease ** shell barrels of the Leased Capacity and shall pay Operator a Monthly Storage Fee of ** ($**) per shell barrel of the Leased Capacity; and

(b) For storage services for each remaining month of the Term, Customer shall lease the shell barrels of the Leased Capacity set forth on Schedule A attached hereto and shall pay Operator a Monthly Storage Fee of ** ($**) per shell barrel of Leased Capacity; and

(c) For the Term, a pump over fee equal to ** ($**) per barrel of actual volume of Product moved by Operator from the Leased Facilities to a third party connecting carrier within Cushing, Oklahoma.

Operator shall invoice Customer monthly for the foregoing fees, invoicing the Monthly Storage Fees in advance and the other fees in arrears. Such fees shall be due and payable by Customer to Operator within ten (10) days after delivery of the invoice, provided that fees for February and March are payable, if later, within two (2) days after entry of the Order. The Monthly Storage Fees shall be nonrefundable regardless of whether Customer ever actually uses the services.

Until completion of the Project (as such term is defined in the Order), Operator shall keep all Monthly Storage Fees segregated and not commingled with any other funds of Operator. Until completion of the Project, Operator may only use such funds for the specific purposes provided in the Order.

If any amounts payable by Customer to Operator under this Agreement are not paid by the due date specified herein, Customer shall pay interest on such past due amount(s) from the due date thereof until such amount(s) is paid in full at the rate equal to the lesser of the prime rate as published in the Wall Street Journal plus two percent (2%) or the maximum interest rate allowed by applicable law.

5. Future Storage Tanks. As part of the overall Project, Operator is also in the process of constructing new storage tanks at the Leased Facilities (the “New Tanks”). The identification numbers of the New Tanks, their capacity and the projected in-service date are set forth in Exhibit A hereto. Operator hereby agrees to give Customer a first right of refusal to lease the maximum storage capacity at New Tank numbers 2523 and 2533 (the “RFOR Tanks”) at then current market prices per shell barrel. Operator shall give Customer 60 days prior written notice of the in-service target dates for each of the RFOR Tanks. If Customer fails to notify Operator that it accepts the offer to lease the capacity of each RFOR Tank within seven (7) days of its receipt of Notice of its availability, Operator is free to lease the storage capacity of the respective RFOR Tank to another party.

6. Measurement and Deductions.

(a) Measurements of crude oil received by Operator from Customer will be by mutual agreement of both Operator and Customer using either the meters on the delivering pipeline or Operator’s gauges on its receiving tanks.

(b) Measurements of crude oil delivery by Operator to Customer will be made by Operator’s delivering meters. The crude oil delivered by Operator will be the same crude oil or the same type and quality of crude oil received by Operator for the account of Customer.

(c) All measurements shall be in accordance with the latest revision of A.P.I. Standard 2500 covering the measuring, sampling, and testing of crude oil. All deductions will be made for the actual amount of suspended basic sediment, water, and other impurities.

(d) Operator shall send Customer a monthly statement showing beginning inventory, receipts, deliveries, and ending inventory.

7. Title, Relationship, and Custody. Title to Product at the Leased Facilities shall at all times remain with Customer. Operator shall be deemed to have custody of Product from the time it passes from Customer’s carrier to Operator’s receiving facilities and until it passes from Operator’s delivery facilities into Customer’s carrier. Except as provided in Section 14 hereof, Operator shall have no title, lien or other interest of any kind whatsoever in or to the Product and shall indemnify, protect and hold Customer harmless from all liens or claims arising out of transactions or litigation between Operator and third parties. Additionally, Operator agrees, for the purpose of evidencing Customer’s title to the Product, to join Customer in executing one or more financing statements as Customer may require in order that Customer might file such financing statements with proper state authorities. The execution and filing of such financing statement is to place all third parties on notice that Customer-owned Product is located at the Leased Facilities and to afford Customer protection against Operator’s creditors and shall not indicate an intention to pass title to Customer’s Product.

In the performance of this Agreement, Operator shall not be under Customer’s direction or control as to the persons engaged by Operator to assist in said performance, or as to the means and methods employed by Operator in accomplishing said performance. All employees, agents or other representatives engaged by Operator in connection with the performance of this Agreement will be of Operator’s own selection, for Operator’s own account and at Operator’s own expense, and the terms and hours of their employment and their wages or salaries shall be under Operator’s exclusive control and direction at all times.

It is further understood and agreed by the Parties hereto that Operator is and for all purposes shall be considered an independent contractor and fully and exclusively liable for (i) the payment of any and all taxes now or hereafter imposed by any governmental authority which are measured by wages, salaries, commissions or otherwise paid to persons in its employ; and (ii) any accident to persons or property that may occur on Operator’s premises for any cause whatsoever.

8. Facilities and Losses. Operator shall maintain the portions of the Leased Facilities associated with the storage services and related services provided to Customer hereunder in proper operating condition in accordance with applicable laws and industry standards, including API 653 standards for tank inspection and maintenance. Operator shall coordinate scheduled inspections or maintenance with Customer to minimize any negative impact on Customer’s operations. Operator shall not be responsible for verifying the quality or specification of Product tendered for storage. Testing of any inbound loads of Product shall be done as mutually agreed to by the Parties with the cost of such testing to be for Customer’s account. Customer warrants and represents that the Product tendered for storage meets the specification for Product as identified in Section 1 of this Agreement.

Operator shall not be responsible for any loss to Product whatsoever and full risk of loss, possession and control shall remain with the Customer at all times.

9. Taxes. Customer shall pay or cause to be paid all taxes, licenses, fees, charges and sums due of any nature whatsoever imposed by any federal, state or local government on Product owned by it or storage, transfer or movement thereof as covered by this Agreement. If Operator is required to pay such items, Customer shall reimburse Operator within 30 days of written invoice. Operator shall pay all franchise and property taxes assessed against the Leased Facilities including all real and personal property associated therewith.

10. Insurance. Operator shall not insure Customer’s Product. If Customer desires to insure the Product while it is in storage at the Leased Facilities, Customer will bear the cost of such insurance. Operator shall carry warehouseman legal liability insurance in an amount based on the total average daily value of all product stored at the Leased Facilities (including Gavilon’s Product along with all other companies storing product at the Warehouse) based on a continuous rolling prior thirty (30) day period. Each Party will obtain and maintain in full force and effect during the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than A-, IX by A.M. Best, or otherwise reasonably satisfactory to the other Party: (a) worker’s compensation insurance complying with Applicable Law and employer’s liability insurance with limits of $1,000,000 each accident, $1,000,000 disease each employee, and $1,000,000 disease policy limit; (b) commercial or comprehensive general liability insurance on an occurrence form with a combined single limit of $1,000,000 each occurrence, and annual aggregates of $2,000,000, for bodily injury and property damage, including coverage for blanket contractual liability, broad form property damage, personal injury liability, independent contractors, products/completed operations, and sudden and accidental pollution, and, where applicable, the explosion, collapse, and underground exclusion will be deleted; (c) automobile liability insurance complying with applicable law with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage to include coverage for all owned, non-owned, and hired vehicles; (d) excess or umbrella liability insurance with a combined single limit of $10,000,000 each occurrence, and annual aggregates of $10,000,000, for bodily injury and property damage covering excess of the required employer’s liability insurance, commercial or comprehensive general liability insurance, and automobile liability insurance; and (e) sudden and accidental pollution legal liability coverage in a minimum amount of $5,000,000 per occurrence, $10,000,000 aggregate, for injury to persons or damage to property resulting from any release, spillage, leak or discharge of Product from the Leased Facilities into the ambient air, surface water, groundwater, land surface or subsurface strata. Such insurance shall include coverage for clean up and remediation expenses that is not subject to sub-limits.

Each Party will provide the other Party certificates showing evidence of the required insurance coverage as of the Effective Date of this Agreement. The required limits are minimum limits and will not be construed to limit the Parties’ liability. Each Party will bear the cost of its respective insurance policies required above. For purposes of this Agreement, “Affiliate” means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity, whether directly or indirectly through one or more intermediaries. As used in the preceding definition, “control” and its derivatives mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity or management or operational control over such entity. Fire and casualty insurance on the Leased Facilities and the Product with extended coverage endorsement and vandalism and malicious mischief coverage in an amount sufficient to prevent Lessor from being a co-insurer under the terms of the applicable policies, but in any event in an amount not less than ninety percent (90%) of the full replacement value of the Leased Facilities and Product, as determined from time to time.

11. Indemnification. Operator agrees to indemnify and hold harmless Customer from and against all claims of whatever nature arising from any negligence or willful misconduct of Operator, or Operator’s contractors, licensees, agents or employees, or arising from any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring during the Term or arising from any accident, injury or damage where such accident damage or injury results from negligence or willful misconduct on the part of Operator or its contractors, licensees, agents or employees.

Customer agrees to indemnify and hold Operator harmless from and against all claims of whatever nature arising from any negligence or willful misconduct of Customer, or Customer’s contractors, licensees, agents or employees, or arising from any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring during the Term or arising from any accident, injury or damage where such accident damage or injury results from negligence or willful misconduct on the part of Customer or its contractors, licensees, agents or employees.

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

12. Force Majeure. If either Party is rendered unable by Force Majeure to carry out, in whole or in part, its obligations under this Agreement, then, during the pendency of such Force Majeure but for no longer period, the obligations of the Party affected by the event (other than the obligation to make payments then due or becoming due) shall be suspended to the extent required. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof as soon as practicable, but in no event more than two (2) Business Days after the occurrence of such event, and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure.

“Force Majeure” means an event not anticipated as of the Effective Date of this Agreement, which is not within the reasonable control of the Party (or in the case of third party obligations or facilities, the third party) claiming suspension (the “Claiming Party”), and which, by the exercise of due diligence, the Claiming Party, or third party, is unable to overcome or avoid or cause to be avoided. Force Majeure includes, but is not restricted to: acts of God; fire; civil disturbance; labor dispute; labor or material shortage; sabotage; action or restraint by court order or public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, however, that an event of Force Majeure shall not be deemed to occur under any or all of the following circumstances: (i) to the extent that the inability was caused by the negligence or willful misconduct of the Party claiming Force Majeure; (ii) to the extent that the inability was caused by the Party claiming Force Majeure having failed to remedy the condition acting commercially reasonably and with reasonable dispatch; (iii) to the extent the event constituting Force Majeure was intentionally initiated or intentionally acquiesced in by the Party claiming relief for purposes of allowing that Party to claim Force Majeure; or (iv) if the inability was caused by a Party’s lack of funds.

13. Default And Termination. An “Event of Default” shall mean, with respect to a Party, the occurrence of any of the following: (i) the failure to make, when due, any payment required pursuant to this Agreement if such failure is not remedied within five (5) Business Days after written notice of such failure is given by the other Party; (ii) unless the failure is excused by Force Majeure, the failure of the Party to observe or perform any other material provision or covenant set forth in this Agreement, where such failure continues for ten (10) business days after receipt of written notice thereof from the other Party, except that the non-defaulting Party shall agree to extend the cure period for a reasonable period of time (within its discretion) if the alleged default is not reasonably capable of cure within the ten (10) business day period and the defaulting Party proceeds diligently to cure the default; (iii) the conversion of Operator’s Chapter 11 bankruptcy proceeding to a Chapter 7 bankruptcy proceeding or the approval of a plan of reorganization that is proposed by a creditor of Operator pursuant to which Operator shall no longer own and operate the Leased Facilities; (iv) the making by either Party of an assignment for the benefit of its creditors or the appointment of a receiver or similar official for the business of either Party, and (v) the making of a materially incorrect or misleading representation or warranty under this Agreement.

If an Event of Default occurs with respect to a Party (the “Defaulting Party”), the other Party (the “Non-Defaulting Party”), without limiting any other rights that may be available to the Non-Defaulting Party (whether under this Agreement, as a matter of law or otherwise), shall have the right, exercisable in its sole discretion and at any time or times, to terminate this Agreement and calculate the Loss, if any, incurred by such Party as a result of the termination of this Agreement, and to aggregate or net any or all other amounts owing under this Agreement to a single liquidated settlement payment that will be due and payable within one (1) Business Day after the liquidation is completed. “Loss” shall be the loss (or gain) to the Non-Defaulting Party as a result of the termination of this Agreement (other than consequential damages), including, without limitation, the cost of entering into a replacement transaction or agreement and of maintaining, terminating and/or re-establishing any hedge or related trading positions (and discounted to present value or bearing interest, as appropriate), in each case as determined by the Non-Defaulting Party in any commercially reasonable manner.

In addition, after an Event of Default, the Non-Defaulting Party at its election (i) shall have a general right of setoff with respect to any or all amounts owing between the Parties or their affiliates (whether under this Agreement or otherwise and whether or not then due), provided that any amounts not then due shall be discounted to present value, and (ii) may withhold or suspend its obligations (whether such obligation is that of payment, delivery, or otherwise) under this Agreement or any agreements entered into with affiliates of the Defaulting Party until such Party receives confirmation satisfactory to it in its reasonable discretion that all obligations of any kind (including, but not limited to, the payment of any amounts due and payable) of the Defaulting Party or any of its affiliates (under this Agreement or otherwise) to the Non-Defaulting Party have been fully performed. After an Event of Default, the Defaulting Party shall also responsible for any other costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Non-Defaulting Party in connection with such Event of Default.

14. Warehouseman’s Lien. Operator shall have a warehouseman’s lien upon such amount of Product in the Leased Facilities whose market value equals any amounts owed to Operator hereunder which have not been or are not paid when due under this Agreement (regardless of whether such amounts are owed for the Product then in the Leased Facilities). Customer shall provide ten (10) days’ advance written notice to Operator if it intends to transfer title to any Product at the Leased Facilities to a third party and promptly shall notify Operator in writing upon learning that a third party claims an interest in the Product at the Leased Facilities. Such notice will set forth the name and business address of the third party and the interest claimed.

15. Notices. Any notice, invoice or other communication required or desired to be given to either Party hereunder shall be in writing and sent by United States mail, postage prepaid, or sent by facsimile transmission, addressed as follows, except that either Party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder:

OPERATOR SemCrude, L.P. 11501 S. I-44 Service Road Oklahoma City, Oklahoma ATTN: Vice President Phone: (405) 692-5100 Fax: (405) 691-5192	CUSTOMER Gavilon, LLC Eleven ConAgra Drive, Suite 5022 Omaha, NE 68102 ATTN: Contract Administration Phone: (402) 889-4039 Fax: (402) 517-9402

16. Shipment of Product to and from the Leased Facilities; Scheduling. Operator shall operate the Leased Facilities in a manner that allows shipments of Customer’s Product into and out of the Leased Facilities twenty-four (24) hours per day, seven (7) days per week subject to the requirements of the next paragraph. Operator grants to Customer, its agents and employees, reasonable access to and the right of ingress and egress via Operator’s established gates and roadways for all necessary purposes in connection with the existence of this Agreement. All rights of ingress and egress for any purpose whatsoever shall be restricted to Operator’s normal business hours. Normal business hours shall be 0800-1600 hours Monday through Friday. Customer and its employees shall be subject to and abide by the rules of the Leased Facilities and shall instruct its contractors to abide by such rules, which shall not substantially deviate from standard industry practice. Customer will be solely responsible for any pump over fees charged by third party carriers for movements of Customer’s Product to and from the Leased Facilities. Customer shall pay any taxes, including ad valorem taxes, assessments or charges that may be assessed against the Product stored by Customer under this Agreement. Customer agrees to reimburse Operator for any such taxes, assessments or charges paid by Operator for the benefit of Customer or, as required by law, on behalf of Customer within thirty (30) days of Operator’s written invoice therefor; provided that such invoice shall include supporting documentation showing the basis of Customer’s responsibility for such taxes, assessments or charges.

Customer shall provide Operator with a shipment schedule on or before the twenty-fifth (25th) day of each calendar month advising Operator as to the nominations and quantity of Product Customer expects to be delivered to and from the Leased Facilities during the following calendar month and including the approximate dates of each shipment. Regardless of the quantity, if any, of barrels nominated by Customer each month, Operator will reserve the full Leased Capacity for Customer’s exclusive use and Operator will not lease any portion of the Leased Capacity that is not used by Customer. Customer will not be allowed to physically schedule and move more than 1.1 million barrels out of total storage prior to completion of the Project, or as otherwise mutually agreed to by the Parties, in any one calendar month. Operator shall, by written notice to Customer given no later than the thirtieth (30th) day of the month in which such shipment schedule is received, confirm the shipment schedule as proposed or notify Customer of any necessary revisions to such shipment schedule. If revisions are necessary, Customer shall then furnish Operator with a final shipment schedule. Customer and Operator shall coordinate deliveries and receipts of Product and each shall provide the other with such notices and information as may be necessary to assure the delivery of Product to and from the Leased Facilities in accordance with each shipment schedule. Shipment schedules ay be modified in writing by mutual agreement of the Parties from time to time, as reasonably requested by either Party.

Customer shall obtain any and all necessary governmental permits and authorizations and shall observe all safety requirements of Operator in its activities hereunder and shall use no open flame upon the premises without Operator’s prior written approval.

17. Environmental. Operator hereby agrees to indemnify, hold harmless, and defend Customer from any and all judgments, claims, or costs arising as a result of any environmental condition (whether such condition originated prior to or subsequent to the Effective Time). In the event of any Product spill, leak or discharge or any other environmental pollution caused by or in connection with use of any storage tanks, delivery or receiving operations at Operator’s facilities, Operator may commence containment or clean-up operations as reasonably deemed appropriate or necessary by Operator or required by any governmental authorities and shall notify or arrange to notify Customer immediately of any such spill, leak or discharge and of any such operations, without affecting any obligations of Customer under Section 11 hereof.

18. Arrangements and Encumbrances. Customer agrees that it will not assign, mortgage or encumber this Agreement or sublet the said premise, nor shall Customer suffer any lien or encumbrance to be placed on the property of Operator by operation of law or otherwise, without the written consent of Operator first obtained.

Title to Customer’s Product will not pass to Operator, and Operator will not be liable as an insurer of Product. Operator will not be liable to Customer for chemical deterioration of Product caused by stagnant storage or normal evaporation. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, OPERATOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

19. Waiver and Assignment.

No amendments or modifications of any of the terms or provisions of this Agreement shall be binding on the other Party unless in writing and signed by both Parties. No waiver by any Party of any one or more defaults of the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

Either Party may assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, with the prior written consent of the other Party, which consent shall not be unreasonably withheld. In the event written consent to a partial assignment by Customer of its right to receive services under this Agreement is given by Operator, Customer shall (i) be the sole contact for Operator under this Agreement, (ii) continue to pay all sums due under this Agreement on behalf of itself and its partial assignee regardless of whether Customer’s partial assignee pays amounts due to Customer, and (iii) be solely responsible for collecting all sums due to Customer from its partial assignee as a result of such partial assignment.

20. Entire Agreement and Severability. This Agreement forms the entire agreement between Operator and Customer related to the subject matter contemplated herein. This Agreement, and any modification, may be executed and delivered in counterparts, including any facsimile transmissions thereof, each of which shall be deemed an original. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

GAVILON, LLC		SEMCRUDE, L.P.

By:	/s/ Dennis Stieren	By:	/s/ Peter L. Schwiering
Name:	Dennis Stieren	Name:	Peter L. Schwiering
Title:	VP, Trade Operations	Title:	V.P.

SCHEDULE A

Million Shell Barrels
February and March 2009	*	*
April and May 2009	*	*
June 2009 and thereafter	*	*

SCHEDULE A

EXHIBIT A

Tank Number	Barrels	Target In Service Date
2522	**	2/1/2009
2524	**	2/1/2009
2525	**	2/1/2009
3504	**	2/1/2009
3506	**	4/1/2009
3501	**	6/1/2009
3502	**	6/1/2009
3503	**	6/1/2009
3505	**	6/1/2009
2523	**	6/1/2009
2533	**	9/1/2009
Total	**

EXHIBIT A